EXHIBIT 99.1

America's Car-Mart's Growth Continues With Fourth Quarter and Full Year Record Earnings of $.62 and $2.27 Per Share, 4.1% of Outstanding Shares Repurchased

BENTONVILLE, Ark., June 3, 2010 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the fourth fiscal quarter and the full fiscal year ended April 30, 2010. On June 2, 2010, the Company's Board of Directors once again reauthorized the repurchase of up to 1 million shares of its common stock under the common stock repurchase program which was last amended and approved on February 24, 2010. Since February 1, 2010, the Company has repurchased approximately 487,000 shares of its common stock under this program representing 4.1% of the outstanding shares.

Highlights of fourth quarter operating results:

  Net income of $7.2 million ($.62 per diluted share) vs. $5.1 million ($.43 per diluted share) for prior year quarter
  Revenue increase of 14% to $88.8 million from $77.9 million with same store revenue growth of 11.8%
  Retail unit sales increase of 11.3% to 8,225 from 7,391 for the prior year quarter
  Gross margin of 43.9% of sales vs. 42.7% for the prior year quarter
  Strong cash flows supporting significant increase in revenues, $2.7 in net capital expenditures, $10.9 million in common stock re-purchases with only a $3.6 million increase in debt
  Active customer base now over 47,000
  Debt to equity of 22% and debt to finance receivables of 14.8%
  Allowance for credit losses of 22% of Finance Receivables at both April 30, 2010 and 2009

Fourth quarter credit performance:

  Provision for credit losses of 19.3% of sales vs. 20.8% for prior year quarter
  Accounts over 30 days past due of 2.7% at April 30, 2010 compared to 2.8% at April 30, 2009
  Net charge-offs as a percentage of average Finance Receivables decreased to 6.0% from 6.3% for the prior year quarter ($780,000)
  Principal collections as a percentage of average Finance Receivables increased to 18.4% from 17.7% for the prior year quarter ($1.8 million)
  Down payments increased to 9.2% from 8.6% for the prior year quarter ($418,000)

Highlights of twelve month operating results:

  Net income of $26.8 million ($2.27 per diluted share) vs. $17.9 million ($1.52 per diluted share) for prior year
  Revenue increase of 13.4% to $339 million from $299 million with same store revenue growth of 11.2%
  Retail unit sales increase of 12.2% to 32,196 from 28,698 for the prior year
  Gross margin of 43.9% of sales vs. 43.0% for prior year
  Strong cash flows supporting significant increase in revenues and resulting Finance Receivables growth of $29.7 million, net capital expenditures of $5.4 million, $10.9 million in common stock re-purchases with only an $8.9 million increase in debt

Fiscal year 2010 credit performance:

  Provision for credit losses of 20.2% of sales vs. 21.5% for prior year
  Net charge-offs as a percentage of average Finance Receivables decreased to 22.2% from 24.2% for the prior year ($5 million)
  Principal collections as a percentage of average Finance Receivables increased to 67.3% from 66.7% for the prior year ($1.5 million)
  Down payments increased to 6.9% from 6.7% for the prior year ($540,000)

"We are very pleased with our top and bottom line growth for the most recent quarter and our full fiscal year. The five new dealerships opened in 2010 are performing very well and, with same store revenue increases of 11.8% for the quarter and 11.2% for the year, we are realizing the significant growth opportunities that we have been discussing for some time now," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "We expect to open new dealerships at an approximate 10% rate in fiscal 2011 and for the next several years and at the same time continue to emphasize same store revenue expansion to maximize our returns.  Our Manager in Training Program is critical to our future success and we have been able to attract a great group of associates to this program. In addition to focusing on growth, we will continue to push for improved operating results in all areas of our business. Our purchasing team continues to provide the dealerships with quality vehicles at reasonable prices by taking advantage of our competitive strengths in this critically important area of our business. We are very proud of the fact that our average retail sales price is basically flat with last year's fourth quarter which helps keep the terms affordable for our customers. Our sales and marketing efforts have been impressive as we gain market share in our existing dealerships and, at the same time, penetrate new markets. Our General Managers are focused on writing good deals and setting our customers up for success so that we can earn their repeat business over the long-term. Our collections efforts continue to focus on maintaining strong personal relationships with our customers on a decentralized, local basis, supported by strong corporate guidance and oversight. Consistency in our operational practices has been a hallmark of our success for Car-Mart's 30 year history."

"It is a great time to be with America's Car-Mart," added Mr. Henderson. "We have an outstanding team of associates dedicated to seeing our customers succeed. The Company's success is driven by the success of our customers and the outstanding results are providing many opportunities for our associates to grow and advance along with us. "

"Our financial performance has been outstanding and we expect these solid trends to continue. We have seen significant revenue growth, consisting of strong sales and higher interest income, and at the same time all of our key credit metrics have improved," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "Net Charge-offs are down, collections are up, the average percentage of Finance Receivables-Current has improved and our average down-payment is higher. Also, we are pleased to report that collections during our fourth quarter for our $0 Down Tax Promotion were strong allowing our customers to have more equity in their individual loans. We expect this program to continue to grow in future years and to help increase our customers' success rates."

"Since February 1, 2010, the Company has repurchased 4.1%, or approximately 487,000 shares, of its common stock (432,000 during the fourth quarter)," added Mr. Williams. "Our strong cash flows during the quarter allowed us to grow the top line by 14%, support net capital expenditures of $2.7 million, re-purchase $10.9 million in common stock and only grow our overall debt level by $3.6 million. Our debt to equity ratio of 22% and our debt to finance receivables of 14.8% continue to be very strong and what we consider to be the best in the industry."

"Our Board of Directors has approved another increase in our share repurchase program, once again allowing for up to 1 million shares to be repurchased. We believe in the long-term value of our company and will invest in the repurchase program when favorable conditions present themselves to us," added Mr. Williams.

Conference Call

Management will be holding a conference call on Thursday, June 3, 2010 at 11:00 a.m. Eastern time to discuss fourth quarter and fiscal year-end results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #77551529.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 97 automotive dealerships in eight states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Buy Here/Pay Here" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new store openings;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results;
  repurchases of the Company's common stock;
  gross margin percentages; and
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its loans effectively;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in lending laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc. Consolidated Results of Operations (Operating Statement Dollars in Thousands) (unaudited)

			% Change	As a % of Sales
	Three Months Ended		2010	Three Months Ended
	April 30,		vs.	April 30,
	2010	2009	2009	2010	2009
Operating Data:
Retail units sold	8,225	7,391	11.3%
Average number of stores in operation	96.0	92.0	4.3
Average retail units sold per store per month	28.6	26.8	6.7
Average retail sales price	$ 9,220	$ 9,189	0.3
Same store revenue growth	11.8%	0.9%
Net charge-offs as a percent of average Finance Receivables	6.0%	6.3%
Collections as a percent of average Finance Receivables	18.4%	17.7%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	84.5%	83.8%
Average down-payment percentage	9.2%	8.6%

Period End Data:
Stores open	97	93	4.3%
Accounts over 30 days past due	2.7%	2.8%
Finance Receivables, gross	$ 261,051	$ 231,351	12.8%

Operating Statement:
Revenues:
Sales	$ 80,746	$ 71,781	12.5%	100.0%	100.0%
Interest income	8,062	6,089	32.4	10.0	8.5
Total	88,808	77,870	14.0	110.0	108.5

Costs and expenses:
Cost of sales	45,265	41,111	10.1	56.1	57.3
Selling, general and administrative	15,489	13,173	17.6	19.2	18.4
Provision for credit losses	15,613	14,929	4.6	19.3	20.8
Interest expense	635	559	13.6	0.8	0.8
Interest expense (income)- change in fair value of Interest Rate Swap	26	(38)	--	0.0	(0.1)
Depreciation and amortization	451	386	16.8	0.6	0.5
Loss on Disposal of Property and Equipment	262	--	--	0.3	--
Total	77,741	70,120	10.9	96.3	97.7

Income before taxes	11,067	7,750		13.7	10.8

Provision for income taxes	3,847	2,622		4.8	3.7

Net income	$ 7,220	$ 5,128		8.9	7.1

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 7,210	$ 5,118

Earnings per share:
Basic	$ 0.63	$ 0.44
Diluted	$ 0.62	$ 0.43

Weighted average number of shares outstanding:
Basic	11,527,464	11,740,833
Diluted	11,711,135	11,784,074

America's Car-Mart, Inc. Consolidated Results of Operations (Operating Statement Dollars in Thousands) (unaudited)

			% Change	As a % of Sales
	Twelve Months Ended		2010	Twelve Months Ended
	April 30,		vs.	April 30,
	2010	2009	2009	2010	2009
Operating Data:
Retail units sold	32,196	28,698	12.2%
Average number of stores in operation	95.0	92.0	3.3
Average retail units sold per store per month	28.2	26.0	8.5
Average retail sales price	$ 9,137	$ 9,056	0.9
Same store revenue growth	11.2%	8.3%
Net charge-offs as a percent of average Finance Receivables	22.2%	24.2%
Collections as a percent of average Finance Receivables	67.3%	66.7%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	83.5%	82.1%
Average down-payment percentage	6.9%	6.7%

Period End Data:
Stores open	97	93	4.3%
Accounts over 30 days past due	2.7%	2.8%
Finance Receivables, gross	$ 261,051	$ 231,351	12.8%

Operating Statement:
Revenues:
Sales	$ 308,756	$ 273,340	13.0%	100.0%	100.0%
Interest income	30,174	25,626	17.7	9.8	9.4
Total	338,930	298,966	13.4	109.8	109.4

Costs and expenses:
Cost of sales	173,106	155,668	11.2	56.1	57.0
Selling, general and administrative	57,207	51,093	12.0	18.5	18.7
Provision for credit losses	62,277	58,807	5.9	20.2	21.5
Interest expense	2,474	2,484	(0.4)	0.8	0.9
Interest expense (income)- change in fair value of Interest Rate Swap	(155)	1,522	--	(0.1)	0.6
Depreciation and amortization	1,694	1,395	21.4	0.5	0.5
Loss on Disposal of Property and Equipment	375	--	--	0.1	--
Total	296,978	270,969	9.6	96.2	99.1

Income before taxes	41,952	27,997		13.6	10.2

Provision for income taxes	15,113	10,051		4.9	3.7

Net income	$ 26,839	$ 17,946		8.7	6.6

Dividends on subsidiary preferred stock	$ (40)	$ (40)

Net income attributable to common shareholders	$ 26,799	$ 17,906

Earnings per share:
Basic	$ 2.29	$ 1.52
Diluted	$ 2.27	$ 1.52

Weighted average number of shares outstanding:
Basic	11,681,880	11,747,183
Diluted	11,815,629	11,806,732

America's Car-Mart, Inc. Consolidated Balance Sheets and Other Data (unaudited) ($'s in 000's)

	April 30,	April 30,
	2010	2009

Cash and cash equivalents	$ 268	$ 168
Finance receivables, net	$ 205,423	$ 182,041
Total assets	$ 251,272	$ 219,624
Total debt	$ 38,766	$ 29,839
Treasury Stock	$ 17,528	$ 6,671
Stockholders' equity	$ 176,190	$ 156,977
Shares outstanding	11,337,681	11,729,181

Finance receivables:
Principal balance	$ 261,051	$ 231,351
Deferred Revenue - Payment Protection Plan	$ (8,229)	$ (7,353)
Allowance for credit losses	(55,628)	(49,310)

Finance receivables, net of allowance and deferred revenue	$ 197,194	$ 174,688

Allowance as % of principal balance	22.00%	22.01%(a)

(a) Represents the weighted average for Finance Receivables generated by the Company (at 22.0%) and purchased
Finance Receivables.

Changes in allowance for credit losses:
	Twelve Months
	Ended April 30,
	2010	2009
Balance at beginning of period	$ 49,310	$ 44,809
Provision for credit losses	62,277	58,807
Charge-offs, net of collateral recovered	(55,889)	(54,295)
Allowance related to purchased/sold accounts	(70)	(11)

Balance at end of year	$ 55,628	$ 49,310

CONTACT:  America's Car-Mart Inc.
          William H. ("Hank") Henderson, CEO
            (479) 464-9944
          Jeffrey A. Williams, CFO
            (479) 418-8021
          T. J. ("Skip") Falgout, III, Chairman
            (972) 717-3423